Exhibit 99.1

XWELL, Inc. Reports Fiscal Year 2022 Results

NEW YORK, April 17, 2023 -- XWELL, Inc. (Nasdaq: XWEL), an authority in health and wellness solutions for people on the go, today reported results for the year ended December 31, 2022.

Business Highlights:

We’re continuing to evolve our organization and, reflecting the Company’s commitment to better serve clients, optimize efficiencies, and deliver long-term growth, management has recently:

•	Opened 5 XpresSpa locations at Turkey’s Istanbul Airport; additional growth in Abu Dhabi during the third quarter of 2023.
•	Opening new XpresSpa at Philadelphia International Airport in 2023.
•	Scaled new retail products and integrated innovative health and wellness technologies, including fully autonomous HydroMassage and Human Touch® hands-free massage equipment as well as Clockwork’s AI-powered express manicure units. These three partnerships are designed to drive customer engagement, strengthen brand presence, and increase foot traffic.
•	During the first quarter of 2023, expanded support for the Centers for Disease Control and Prevention’s (CDC’s) Traveler-based Genomic Surveillance program to include a pilot study monitoring influenza viruses in addition to SARS-CoV-2. In addition, two new CDC stations were opened at Seattle-Tacoma International Airport and Los Angeles International Airport.
•	Continue to engage with Benchmark to help identify potential acquisition targets.
•	Reduced cash operating costs with the closure of underperforming XpresCheck and XpresSpa locations and the closure of Treat at Phoenix Sky Harbor International Airport.

“XWELL continues to make steady progress executing against the Company’s operating strategy,” commented Scott Milford, XWELL’s Chief Executive Officer. “We’re taking action to position the Company for growth and improved performance and enter 2023 focused on further leveraging our recent progress to deliver a leaner, more profitable spa business, advancing our retail growth initiatives, expanding our biosurveillance business and growth through off-airport acquisition.”

XWELL, Inc. Reports Fiscal Year 2022 Results

Fourth Quarter Business Update

XpresSpa®

There are currently 35 operating XpresSpa locations, including 10 locations Internationally. These International locations consist of two at Dubai International Airport in the UAE, three at Schiphol Amsterdam Airport in the Netherlands, and five at Istanbul Airport in Turkey. We expect to open a location in Abu Dhabi in the third quarter of 2023. This continued expansion allows XWELL the opportunity to further leverage its expertise in providing premium wellness services to more international passengers who appreciate health and wellness services and are willing to spend more in pursuit of their well-being.

Bolstered by renewed interest in wellness services among travelers, along with a willingness to spend additional dollars on products and services that will improve their well-being while they travel, the Company is executing its new retail strategy to drive more foot traffic into its airport locations and augment its on-line presence. This includes bringing new technologies and trends, including new tech-forward equipment, adding new products in-store and on-line, as well as deploying plans to refresh the look and appearance of some XpresSpa locations.

Towards this end, since February 2023, the Company has implemented Novo XT massage chairs at seven of their Spa locations. These therapeutic chairs, through a partnership with Human Touch, simulate zero-gravity and weightlessness to maximize the results of the automated massage. Additionally, the Company’s first HydroMassage unit was recently installed at its John F. Kennedy International Airport (“JFK”) location with an additional three machines expected to be deployed later this year.

Additionally, in partnership with Clockwork, the pioneer in robotics for the beauty industry, the Company recently launched the use of Clockwork’s next generation, fully autonomous, AI-powered express manicure at its JFK XpresSpa location. XWELL plans to launch at least five of Clockwork’s AI-powered robots across the Company’s portfolio in 2023 with the intent to deploy as many as 25 units across the business.

These automated offerings provide self-care to guests while bringing operational efficiency to the Company’s business model.

XWELL, Inc. Reports Fiscal Year 2022 Results

Treat

Treat is a travel health and wellness brand and a fully integrated concept blending technology with traditional brick and mortar offerings to provide a holistic approach to physical and mental well-being for travelers. Treat’s on-site centers are currently located at JFK International Airport in New York and Salt Lake City International Airport in Utah.

To achieve better economics, earlier this year, the Company closed its pre-security Phoenix Sky Harbor location as well as streamlining the brand’s heath offerings. Additionally, during 2023, XWELL plans to integrate all existing wellness locations under a single brand concept.

Biosurveillance Partnership with Ginkgo Bioworks

In late 2021, in collaboration with the Centers for Disease Control and Prevention (“CDC”) and Ginkgo Bioworks (NYSE: DNA), XpresCheck began conducting biosurveillance monitoring aimed at identifying existing and new SARS-CoV-2 variants.

The program was expanded from four major U.S. airports (JFK International Airport, Newark Liberty International Airport, San Francisco International Airport, and Hartsfield-Jackson Atlanta International Airport) to seven major U.S. airports (now also includes Dulles International Airport, Seattle-Tacoma International Airport and Los Angeles International Airport).

During the third quarter of 2022, XpresCheck, in partnership with Ginkgo Bioworks (and in continuation of their support to the CDC’s traveler-based SARS-CoV-2 Genomic Surveillance program) were awarded a new contract. Additionally, as COVID-19 sublineages and other biological threats continue to emerge, the partners plan to expand the program footprint incorporate innovative modalities and offerings, such as monitoring of wastewater from aircraft lavatories.

In the first quarter of 2023, XpresCheck and Ginkgo Bioworks announced they expanded their support of the program to include a pilot study monitoring influenza viruses in addition to SARS-CoV-2, providing an additional source of viral surveillance to inform the selection of influenza vaccine viruses for the forthcoming 2023-2024 flu season.

XWELL, Inc. Reports Fiscal Year 2022 Results

XpresCheck®

XWELL’s XpresTest, Inc. subsidiary (“XpresCheck”) provided medical diagnostic testing services during the outbreak of COVID-19. Following the relaxation of testing requirements by the US and other countries in 2022, XpresCheck locations began to close. As of March 31, 2023, 15 XpresCheck locations have been closed except for one location serving our military forces being stationed overseas and flying out of Seattle, WA.

The Company, in collaboration with the CDC and Ginkgo Bioworks, currently operates seven biosurveillance stations in seven of the nation’s busiest airports.

HyperPointe™

In January 2022, the Company announced and closed on the acquisition of GCG Connect, LLC d/b/a HyperPointe. HyperPointe is a leading digital healthcare and data analytics relationship marketing agency, servicing the global healthcare and pharmaceutical industry. HyperPointe has significant experience in patient and healthcare professional marketing and deep technological experience with CXM (customer experience management) and data analytics.

Since June 2020, HyperPointe’s management team and suite of services and technology have been utilized to develop and deploy the technological infrastructure necessary to scale the growth of our XpresCheck business. HyperPointe’s experience in this space continues to serve the XpresCheck business and will play a critical role in the expansion of ongoing biosurveillance efforts created in partnership with Ginkgo Bioworks and the CDC.

Share Repurchase Program

During 2022, the Company repurchased approximately 19.5 million shares for approximately $23.8 million. There are approximately 0.8 million shares that remain available under the Company’s 25-million share repurchase program that was announced on August 31, 2021 and subsequently increased on May 20, 2022.

Liquidity and Financial Condition

As of December 31, 2022, the Company had cash and cash equivalents, excluding restricted cash, of approximately $19 million, marketable securities of approximately $23 million, working capital of $36.4 million, and no long-term debt.

XWELL, Inc. Reports Fiscal Year 2022 Results

Summary Fiscal Year 2022 Financial Results

Total revenue during the fiscal year ended December 31, 2022, was $55.9 million compared to $73.7 million in the prior year. The revenue for fiscal year 2022 primarily consisted of approximately $15 million from XpresSpa locations and Treat locations, $32 million from XpresCheck locations, $7 million in revenue from our bio-surveillance partnership, and $2 million from HyperPointe.

Cost of Sales

Cost of sales increased to $43.9 million for fiscal year 2022 from $41.4 million in the prior year. The principal factor leading to this increase was the reopening of several spas in the US, the opening of four spas in Turkey in 2022 and the acquisition of HyperPointe offset by the closure of several underperforming XpresCheck locations in the fourth quarter of 2022.

General and Administrative Expenses

General and administrative expenses were $31.2 million for fiscal year 2022,compared to $24.2 million for fiscal year 2021. As reported in the second quarter of 2022 10-Q, general and administrative expenses for the first half of 2022 were approximately $9 million higher than the same period during the prior year. Demonstrating the effect of the Company’s cost-savings initiatives, general and administrative expenses for the second half of 2022 reflect an approximate $4 million savings when compared with the first half of 2022 and an approximate $2 million savings when compared to the same period in 2021.

Income from Operations

Loss from operations for fiscal year 2022 was $31.2 million compared to income from operations of $4.1 million in the prior year.

Net Income Attributable to Common Shareholders

Net loss attributable to common shareholders was $32.8 million for fiscal year 2022 compared to net income attributable to common shareholders of $3.3 million in fiscal year 2021.

Webcast and Conference Call Today

XWELL will host a webcast and conference call at 5:00 pm Eastern Time today. We encourage investors and all interested parties to listen via webcast as there is a limited capacity to access the conference call by dialing 201-689-8263. The live and later archived webcast can be accessed from the Investor Relations section of the Company’s website at http://xwell.com. Visitors to the website should select the “Investors” tab and navigate to the “Events” link to access the webcast.

XWELL, Inc. Reports Fiscal Year 2022 Results

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global health and wellness holding company operating four brands: XpresSpa®, Treat, XpresCheck® and HyperPointe™

•	XpresSpa is a leading airport retailer of wellness services and related products, with 35 locations in 15 airports globally.

•	Treat is a travel health and wellness brand and a fully integrated concept blending technology with traditional brick and mortar offerings to provide a holistic approach to physical and mental well-being for travelers.

•	XpresCheck is a provider of screening and diagnostic testing in partnership with the CDC and Concentric by Ginkgo, conducting bio-surveillance monitoring in its airport locations to identify new SARS-CoV2 variants of interest and concern as well as other pathogens entering the country from across the world.

•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events are based upon information available to XWELL as of today's date and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings (which reports were filed under the Company’s former name, XpresSpa Group, Inc., prior to its previously announced name change effective October 25, 2022). All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Media

Heather Tidwell

MWW

htidwell@mww.com